Exhibit 99.1

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 Contact:  Dan McCarthy, 610-774-5758

PPL Electric Utilities President Retires

ALLENTOWN, Pa. (Jan. 3, 2007) - John F. Sipics, who has served as president of PPL Corporation’s (NYSE: PPL) Pennsylvania electricity delivery subsidiary since 2003, retired Jan. 1.
Sipics, a 37-year veteran of PPL, retired due to health issues. William H. Spence, PPL Corporation executive vice president and chief operating officer, will serve as PPL Electric Utilities president while decisions are being made regarding Sipics’ permanent successor. PPL Electric Utilities provides electricity delivery services to 1.3 million customers in eastern and central Pennsylvania.
“We thank John for the countless significant contributions that he has made in his nearly four decades with the company,” said James H. Miller, PPL chairman, president and chief executive officer. “His exhaustive knowledge of both the company and the wider utility industry has been essential to the success of PPL, especially in the last decade.”
“In all his roles at PPL, John has been steadfast in his commitment to providing service that is second to none. So, it is no accident that PPL Electric Utilities has been the recipient of numerous national customer service awards under his outstanding leadership,” said Miller.
Sipics, 58, joined PPL in 1970 as an engineer in the System Planning Department. He served as manager of Resource Planning and manager-System Operation before being promoted to general manager-Power Systems Support in 1994. In 1998, he was appointed vice president-Market Planning, becoming the first head of PPL’s unregulated energy marketing subsidiary, which is now PPL EnergyPlus.
Named vice president-Delivery Services and Economic Development in 1998, he was appointed president of the company that is now PPL Gas Utilities the next year. He became vice president-Asset Management for PPL Electric Utilities in 2001 and president of that company in 2003.
He was an active member of key industry associations, including the Transmission Owners Administrative Committee of the PJM regional power pool, and is a past member of PJM’s management committee. He was on the board of the Energy Association of Pennsylvania and on the board of one of the eight regional councils that make up the North American Reliability Council.
He earned bachelor’s and master’s degrees in electrical engineering from Lehigh University, where he also served as adjunct lecturer for six years.
PPL Corporation, headquartered in Allentown, Pa., controls more than 11,000 megawatts of generating capacity in the United States, sells energy in key U.S. markets and delivers electricity to more than 5 million customers in Pennsylvania, the United Kingdom and Latin America.

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